EXHIBIT 99.1

Press Release

Rock of Ages Second Quarter Net Income
Increases 30% to a Record $0.54 Per Diluted Share

Board Authorizes Repurchase of Up To 500,000 Shares

CONCORD, N.H.,Aug. 1, 2001...ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC)announced today that net income for the second quarter ended June 30, 2001 increased 30% to a record $4,161,000, or $0.54 per diluted share. This compares to net income of $3,211,000, or $0.42 per diluted share, for the second quarter of 2000. Revenue increased 9% to a record $31,300,000 versus $28,813,000 for the same period a year earlier.

For the six months ended June 30, 2001, net income was $412,000, or $0.05 per diluted share, compared to net income of $520,000, or $0.07 per diluted share, for last year's first half. Revenue increased to $44,619,000 from $43,047,000 last year.

"Rock of Ages' record second quarter performance reflects higher revenue and operating income in each of our divisions. The improvement was most notable in our retail division, where operating income increased 43% to a record $4,102,000 on a 7% increase in revenue to a record $15,794,000. "We now are beginning to see the benefits of the many operational enhancements we put in place in our retail operations over the past year, including our system-wide memorial branding, pricing, and sales and marketing programs, as well as our computerized MIS system. We expect further gains in operating income in our retail division in the second half compared to last year," said Chairman and Chief Executive Officer Kurt Swenson.

The backlog of orders in the company's retail operations was approximately $14,900,000 at June 30, 2001. This compares to backlog of $14,200,000 at June 30, 2000 and $12,400,000 at Dec. 31, 2000.

Swenson added that cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), rose to $7,881,000 for this year's second quarter from $6,096,000 a year ago.

Reaffirms Guidance for 2001

"We continue to expect revenue for 2001 as a whole of approximately $100,000,000 and net income in the range of $0.60 to $0.65 per diluted share," Swenson said. For 2000, Rock of Ages reported revenue of $90,693,000 and net income of $0.33 per diluted share.

Board Authorizes Repurchase of Up To 500,000 Shares

The company also announced that its board of directors has authorized the repurchase of up to 500,000 shares of its common stock. The company may make purchases from time to time in the open market or in private transactions at prevailing market prices.

"We are optimistic about Rock of Ages' growth prospects in the years ahead, and pleased by the progress we have made in implementing our retail strategy and in refining the operating models in each of our divisions. We believe that these developments are not properly reflected in Rock of Ages' current stock price, and that our own stock represents one of the most attractive investment opportunities available to us. Our goal is to enhance shareholder value while preserving financial flexibility," Swenson said.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Conference Call

Rock of Ages has scheduled a conference call today at 11:00 a.m. EDT. A live Webcast may be accessed at www.StreetFusion.com or at www.RockofAges.com. A replay will be available immediately following the Webcast at these same Internet addresses. For a telephone replay, dial 800/633-8284, reservation No. 19456378, beginning at approximately 1:00 p.m. EDT.

Forward-Looking Statements

This news release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2001	2000	2001	2000

Net Revenues:
Quarrying	$7,263	$6,716	$11,776	$10,353
Manufacturing	7,381	7,359	11,530	12,845
Retailing	15,794	14,738	19,731	19,849
Cemeteries	862	—	1,582	—

Total net revenues	31,300	28,813	44,619	43,047

Gross Profit:
Quarrying	3,231	3,208	4,167	3,877
Manufacturing	2,217	2,250	2,556	3,347
Retailing	9,971	8,391	11,457	11,149
Cemeteries	570	—	1,057	—

Total gross profit	15,989	13,849	19,237	18,373

Selling, general and administrative expenses
Quarrying	866	971	1,669	1,595
Manufacturing	1,366	1,519	2,545	2,812
Retailing	5,869	5,527	10,588	10,541
Cemeteries	447	—	934	—

Total SG&A expenses	8,548	8,017	15,736	14,948

Divisional operating income
Quarrying	2,365	2,237	2,498	2,282
Manufacturing	851	731	11	535
Retailing	4,102	2,864	869	608
Cemeteries	123	—	123	—

Divisional operating income	7,441	5,832	3,501	3,425

Unallocated corporate overhead	879	975	1,784	1,636

Income from operations	6,562	4,857	1,717	1,789

Income tax	1,919	1,102	216	158

Net income	$4,161	$3,211	$412	$520

Per share information:
Net income - Basic	$0.55	$0.43	$0.05	$0.07
Net income - Diluted	$0.54	$0.42	$0.05	$0.07

Weighted average number of common shares outstanding:
Basic	7,571	7,451	7,519	7,449
Diluted	7,644	7,575	7,599	7,574

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
($ IN THOUSANDS)

	June 30, 2001	December 31, 2000
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$1,977	$9,501
Trade Receivables	21,876	15,487
Inventories	30,123	22,910
Deferred Tax Assets	576	576
Other Current Assets	3,963	3,535

TOTAL CURRENT ASSETS	58,515	52,009

OTHER ASSETS
C.S.V. Life Insurance	1,593	1,599
Goodwill	35,857	36,083
Deferred Tax Assets	—	—
Cemetery Trusts	12,973	—
Other	1,184	1,415

TOTAL OTHER ASSETS	51,607	39,098

FIXED ASSETS
Property and Equipment	80,275	74,551
Less Accumulated Depreciation	31,310	30,105

NET FIXED ASSETS	48,965	44,447

TOTAL ASSETS	$159,087	$135,554

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Borrowings under Line of Credit	$8,224	$10,340
Current Portion LTD	1,239	792
Deferred Compensation Payable	164	164
Accounts Payable	1,988	1,687
Accrued Expenses	4,254	3,430
Income Taxes Payable	—	—
Customer Deposits	8,494	6,721

TOTAL CURRENT LIABILITIES	24,363	23,134

Long-Term Debt, Excluding Current Portion	17,749	18,527
Deferred Compensation	3,381	3,381
Deferred Cemetery Revenue	21,226	—
Other Liabilities	3,129	1,792

TOTAL LIABILITIES	69,848	46,834

STOCKHOLDERS' EQUITY
Common Stock	76	75
Additional Paid In Capital	68,170	67,996
Retained Earnings	21,448	21,041
Cumulative Translation Adjustment	(455)	(392)

TOTAL EQUITY	89,239	88,720

TOTAL LIABILITIES & EQUITY	$159,087	$135,554